Exhibit 99.1

April 12, 2024

Filed via SEDAR+

To All Applicable Exchanges and Securities Administrators

Subject:	Goodness Growth Holdings, Inc. (the “Issuer”) Notice of Meeting and Record Date

Dear Sir/Madam:

We are pleased to confirm the following information with respect to the Issuer’s upcoming meeting of securityholders:

Meeting Type:	Annual General Special Meeting
Meeting Date:	June 21, 2024
Record Date for Notice of Meeting:	May 7, 2024
Record Date for Voting (if applicable):	May 7, 2024
Beneficial Ownership Determination Date:	May 7, 2024
Class of Securities Entitled to Vote:	Subordinate Voting Multiple Voting
ISIN:	CA38238W1032 N/A
Issuer sending proxy materials directly to NOBOs:	No
Issuer paying for delivery to OBOs:	Yes
Notice and Access for Beneficial Holders:	Yes
Notice and Access for Registered Holders:	Yes

In accordance with applicable securities regulations we are filing this information with you in our capacity as agent of the Issuer.

Yours truly,

Odyssey Trust Company
as agent for Goodness Growth Holdings, Inc.